                                                                                                Exhibit 99.1

VINEYARD NATIONAL BANCORP ANNOUNCES
SIGNING OF DEFINITIVE MERGER AGREEMENT

Rancho Cucamonga, CA (April 20, 2006) - Vineyard National Bancorp (the “Company”) (NASDAQ:VNBC) and Rancho Bank (OTC BB:RBSD.OB) announced today the signing of an Agreement and Plan of Reorganization (the “Agreement”), pursuant to which Rancho Bank will be merged with the Company’s wholly owned subsidiary, Vineyard Bank. This acquisition will expand the Company’s presence in the San Gabriel Valley and the greater Inland Empire regions.

Under the terms of the Agreement, shareholders of Rancho Bank will receive consideration of $38.50 per share for the 1,457,546 common shares and $38.50 less the exercise price for each of the 66,730 stock options currently outstanding. The total merger consideration to Rancho Bank shareholders of approximately $57.8 million will be paid in cash. The transaction is expected to close in the third quarter of 2006, pending the receipt of all requisite regulatory approvals and the approval of Rancho Bank’s shareholders.

The Company, which is headquartered in Rancho Cucamonga, California, had total assets of $1.9 billion, net loans of $1.5 billion, total deposits of $1.4 billion, and total stockholder’s equity of $101.3 million as of March 31, 2006. Rancho Bank, which is headquartered in San Dimas, California and operates four banking offices, had total assets of $227.6 million, net loans of $118.0 million, total deposits of $206.8 million, and total stockholders’ equity of $19.5 million as of March 31, 2006.

The combined institutions produce:

•	Total assets of approximately $2.1 billion, with loans of approximately $1.6 billion and increased portfolio diversification of the Company’s lending specialties;

•	Total deposits of approximately $1.6 billion, with demand deposits increasing by more than 50% of the Company’s stand alone total;

•	Immediate accretion to the Company’s 2006 earnings per share with full benefit to be realized in 2007;

•	Reduction of overall core funding costs, with Rancho Bank’s cost of funds of less than 75 basis points for 2005;

•	Revenue enhancement through the redeployment of Rancho Bank’s excess liquidity into higher yielding loan products;

•	Cost savings in excess of 30%, principally in redundant administrative infrastructure; and

•
Expanded geographic footprint with a combined deposit franchise consisting of 16 full service banking centers located in Los Angeles, Riverside, Orange, San Bernardino, San Diego and Marin counties of California

Norman Morales, President and Chief Executive Officer of the Company stated, “We are excited to bring these two great companies together and warmly welcome the customers and employees of Rancho Bank. Our consistent and continued growth over the past five years reaffirms our belief that building relationships, creating experiences and delivering extraordinary customer service is how community banking is done. This transaction expands our footprint allowing us to deliver our expertise and resources to the clients of Rancho Bank. The addition of the four banking centers also provides additional opportunities to expand our relationship banking efforts and strengthen our marketplace presence between the San Gabriel Valley and greater Inland Empire regions.”

John Giambi, President and Chief Executive Officer of Rancho Bank added, “Combining the two franchises should improve core deposit services for all customers, and increase a greater array of lending capacity to offer borrowers. We believe this merger will be beneficial to our customers and the communities in which we serve.”

CONFERENCE CALL AND WEBCAST INFORMATION

A conference call regarding this announcement will be held concurrently with the Company’s first quarter 2006 earnings webcast and conference call. A press release outlining the Company’s first quarter 2006 financial results will be distributed at 6:30 a.m. PST on April 20, 2006. The conference call will begin at 10:30 a.m. PST on April 20, 2006, and will last approximately thirty minutes. There will be a question-and-answer session following the presentation. The conference call is being webcast and will be accessible from the Company’s Investor Relations website at: www.vnbcstock.com.

Shareholders, analysts and other interested parties are invited to join the call by calling the number below and providing the following information:

Conference Call
Date: Thursday, April 20, 2006
Time: 10:30 a.m. PST (1:30 p.m. EST)
Phone Number (866) 831.6224
Access Code: 66846695
Conference Name: Vineyard National Bancorp
Speaker Name: Norman Morales, President and CEO

Webcast
Date: Thursday, April 20, 2006
Time: 10:30 a.m. PST (1:30 p.m. EST)
Webcast URL: www.vnbcstock.com
Real Media or Windows Media player required

For those who are unable to participate in the call or webcast, an archive of the webcast will be available from a link on the homepage of the Company’s Investor Relations website at www.vnbcstock.com beginning approximately 2 hours following the end of the call. The archive will be available until May 20, 2006.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through twelve full-service banking centers in Los Angeles, Riverside, Orange, San Bernardino, San Diego and Marin counties of California, and three loan production offices located in Anaheim, Carlsbad, and Westlake Village, California. The Company’s common stock is traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations:
1260 Corona Pointe Court, Corona, California 92879 Tel: (951) 271-4232 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com